As filed with the Securities and Exchange Commission on November 30, 2010
Registration No. 333-162772

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________

CLECO CORPORATION
(Exact name of registrant as specified in its charter)
Louisiana	72-1445282
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2030 Donahue Ferry Road Pineville, Louisiana 71360-5226 (318) 484-7400 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Wade A. Hoefling
Senior Vice President — General Counsel and Director of Regulatory Compliance
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226
(318) 484-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

       __________________________________
Copy to:
Timothy S. Taylor
Baker Botts L.L.P.
910 Louisiana
One Shell Plaza
Houston, Texas 77002-4995
      (713) 229-1234
                                ________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

________________________________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee
Debt Securities
Common Stock, par value $1 per share
Total	$500,000,000	100%	$500,000,000	$31,000(4)
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and exclusive of accrued interest and dividends, if any.

(2)
In no event will the aggregate initial offering price of all securities issued from time to time by the Registrant pursuant to this Registration Statement, as calculated pursuant to Rule 457, exceed $500,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies.  If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $500,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies, less the dollar amount of any securities previously issued hereunder.

(3)	Pursuant to Rule 416, there is also being registered such indeterminate amount of securities as may from time to time be issuable as a result of stock splits or stock dividends.

(4)
In connection with its Registration Statement on Form S-3 (Registration No. 333-162772) that was filed with the Securities and Exchange Commission on October 30, 2009, Cleco Corporation previously paid a registration fee of $16,740 for a proposed maximum aggregate offering price of $300,000,000, at the then-current filing fee of $55.80 per $1,000,000.  The additional $200,000,000 proposed aggregate offering price registered via this Post-Effective Amendment No. 1 is being registered at the filing fee of $71.30 per $1,000,000, resulting in a registration fee of $14,260.  The $31,000 registration fee includes both the previously paid $16,740 registration fee and the $14,260 registration fee to file this Post-Effective Amendment No. 1.

ii

Prospectus

$500,000,000

CLECO CORPORATION

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Cleco Corporation
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226
(318) 484-7400

We may offer and sell up to $500,000,000 of our senior debt securities, subordinated debt securities and common stock in one or more series by using this prospectus.  We will establish the terms for our securities at the time we sell them and we will describe them in one or more supplements to this prospectus.  Our debt securities may be convertible into or exchangeable for shares of our common stock.  You should read this prospectus and the related supplement carefully before you invest in our securities.  This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks.  See “Risk Factors” beginning on page 7.
_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus is November 30, 2010.

Table of Contents

About This Prospectus	2
Cautionary Statement Regarding Forward-Looking Statements	3
Cleco Corporation	6
Ratio of Earnings to Fixed Charges	6
Risk Factors	7
Use of Proceeds	15
Description of the Debt Securities	16
Description of Common Stock	24
Plan of Distribution	28
Where You Can Find More Information	30
Validity of Securities	31
Experts	31

About This Prospectus

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a “shelf” registration process.  By using this process, we may offer up to $500,000,000 of our securities in one or more offerings.  This prospectus provides you with a description of the securities we may offer.  Each time we offer securities, we will provide a supplement to this prospectus.  The prospectus supplement will describe the specific terms of the offering.  The prospectus supplement may also add, update or change the information contained in this prospectus.  Please carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in the “Where You Can Find More Information” section of this prospectus.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus and the applicable prospectus supplement to our company include our subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not authorized anyone else to provide you with any additional or different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.  The information contained in this prospectus is current only as of the date of this prospectus, and any information incorporated by reference is current only as of the date of the document incorporated by reference.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus, including the information we incorporate by reference, includes “forward-looking statements” about future events, circumstances, and results.  All statements other than statements of historical fact included in or incorporated by reference in this prospectus are forward-looking statements, including, without limitation, statements regarding Madison Unit 3; Cleco Power LLC’s (“Cleco Power”) 600 megawatt solid-fuel power plant in Boyce, Louisiana; J.P. Morgan Ventures Energy Corporation’s performance under the Cleco Evangeline LLC (“Cleco Evangeline”) tolling agreement; future capital expenditures; projections, including with respect to base revenue; business strategies; goals, beliefs, plans and objectives; market developments; development and operation of facilities; future environmental regulations and remediation liabilities; and the anticipated outcome of various regulatory and legal proceedings. Generally, you can identify our forward-looking statements by the words “anticipate,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “goal” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made.  We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results.  Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

In addition to any assumptions and other factors referred to specifically in connection with our forward-looking statements, the following list identifies some of the factors that could cause our actual results to differ materially from those expressed or implied by any of our forward-looking statements:

•
factors affecting utility operations, such as unusual weather conditions or other natural phenomena; catastrophic weather-related damage (such as hurricanes and other storms); unscheduled generation outages; unanticipated maintenance or repairs; unanticipated changes to fuel costs; cost of and reliance on natural gas as a component of our generation fuel mix and their impact on competition and franchises, fuel supply costs or availability constraints due to higher demand, shortages, transportation problems or other developments; decreased customer load; environmental incidents; environmental compliance costs; or power transmission system constraints;

•	our holding company structure and our dependence on the earnings, dividends, or distributions from our subsidiaries to meet our debt obligations and pay dividends on our common stock;

•
Cleco Power’s ability to operate and maintain, within its projected costs, any self-build projects identified in future integrated resource planning and request for proposal processes and its participation in any government grants;

•	dependence of Cleco Power on energy from sources other than its facilities and the uncertainty of future sources of such additional energy;

•	nonperformance by and creditworthiness of counterparties under tolling, power purchase, and energy service agreements, or the restructuring of those agreements, including possible termination;

•
regulatory factors such as changes in rate-setting policies, recovery of investments made under traditional regulation, recovery of storm restoration costs, the frequency and timing of rate increases or decreases, the results of periodic North American Electric Reliability Corporation audits and fuel audits, the formation of independent coordinators of transmission, and the compliance with the Electric Reliability Organization’s reliability standards for bulk power systems by Cleco Power, Acadia Power Partners, LLC (“Acadia Power Partners”) and Cleco Evangeline;

•
financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Federal Energy Regulatory Commission, the Louisiana Public Service Commission or similar entities with regulatory or accounting oversight;

•
economic conditions, including the ability of customers to continue paying for utility bills, related growth and/or downsizing of businesses in our service area, monetary fluctuations, changes in commodity prices, and inflation rates;

•	the current global and U.S. economic environment;

•	credit ratings of us and Cleco Power;

•	ability to remain in compliance with debt covenants;

•
changing market conditions and a variety of other factors associated with physical energy, financial transactions, and energy service activities, including, but not limited to, price, basis, credit, liquidity, volatility, capacity, transmission, interest rates, and warranty risks;

•	the availability and use of alternative sources of energy and technologies;

•	impact of the imposition of energy efficiency requirements or of increased conservation efforts of customers;

•	reliability of all Cleco Power and Cleco Midstream LLC generating facilities, particularly Madison Unit 3 during its first year of commercial operations;

•	acts of terrorism or other man-made disasters;

•	availability or cost of capital resulting from changes in our business or financial condition, interest rates or market perceptions of the electric utility industry and energy-related industries;

•	uncertain tax positions;

•	employee work force factors, including work stoppages and changes in key executives;

•
legal, environmental, and regulatory delays and other obstacles associated with mergers, acquisitions, reorganizations, investments in joint ventures, or other capital projects, including the joint project to upgrade the Acadiana Load Pocket transmission system, Entergy Louisiana’s acquisition of Acadia Unit 2 at the Acadia Power Station, the Teche Blackstart Project, and the advanced metering infrastructure project;

•	costs and other effects of legal and administrative proceedings, settlements, investigations, claims, and other matters;

•	changes in federal, state, or local laws, and changes in tax laws or rates, or regulating policies;

•
the impact of current or future environmental laws and regulations, including those related to greenhouse gases and energy efficiency, which could limit, or terminate, the operation of certain generating units, increase costs, reduce customer demand for electricity or otherwise materially adversely impact our financial condition or results of operations;

•	the ability of Cleco Power to recover, from its retail customers, the costs of compliance with environmental laws and regulations;

•	the ability of the Dolet Hills lignite reserve to provide sufficient fuel to the Dolet Hills Power Station until at least 2026; and

•	other factors we discuss in this prospectus, any accompanying prospectus supplement and our other filings with the Securities and Exchange Commission.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

Cleco Corporation

We are a regional energy services holding company that conducts substantially all of our business operations through our two primary subsidiaries:

•
Cleco Power LLC, an integrated electric utility services company regulated by the Louisiana Public Service Commission and the Federal Energy Regulatory Commission, which determine the rates it can charge its customers, as well as other regulators.  Cleco Power serves approximately 276,000 customers in 107 communities in central and southeastern Louisiana; and

•
Cleco Midstream LLC, a merchant energy company regulated by the Federal Energy Regulatory Commission, which owns and operates a 755 MW, combined cycle, natural gas-fired merchant power plant located in Evangeline Parish, Louisiana (Coughlin Power Station).  Cleco Midstream LLC also currently has a 50% indirect ownership interest in a 580 MW, combined cycle, natural gas-fired merchant power plant (Acadia Unit 2) located at the Acadia Power Station near Eunice, Louisiana.

Subject to certain limited exceptions, we are exempt from regulation as a public utility holding company pursuant to provisions of the Public Utility Holding Company Act of 2005.

Our principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, and our telephone number at this address is (318) 484-7400.  Our homepage on the Internet is located at http://www.cleco.com.  Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission are available, free of charge, through our web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the Securities and Exchange Commission.  Information on our web site or any other web site is not incorporated by reference into this prospectus or any accompanying prospectus supplement and does not constitute a part of this prospectus or any accompanying prospectus supplement.  For additional information regarding reports and other information we file with or furnish to the Securities and Exchange Commission and obtaining other information about us, please read “Where You Can Find More Information” beginning on page 30 of this prospectus.

Ratio of Earnings to Fixed Charges

The following table sets forth, in accordance with Securities and Exchange Commission requirements, our ratio of earnings from continuing operations to fixed charges for each of the periods indicated:

	Nine Months Ended September 30,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005
Ratio of Earnings from Continuing Operations to Fixed Charges(1)	5.15x	2.71x	2.81x	3.68x	3.59x	6.31x

(1)
We do not believe that the ratio for the nine-month period is necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of our business.  The ratios were calculated pursuant to applicable rules of the Securities and Exchange Commission.

For the purpose of calculating the ratio of earnings to fixed charges, earnings represent the aggregate of income from continuing operations before income taxes, income or loss from equity investees, distributed income to equity investees and fixed charges.  Fixed charges, include interest expensed, amortized premiums or discounts on capitalized expenses related to indebtedness, an estimate of the interest within rental expense and preferred stock dividends.

Risk Factors

Investing in our securities involves risk.  You should carefully consider all of the information included or incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding whether to make an investment in our securities.  In particular, you should carefully consider the risks described below and in our annual report, quarterly reports and current reports incorporated by reference in this prospectus as well as the factors listed under “Cautionary Statement Regarding Forward-Looking Statements.”  There may be additional risks that are not currently known to us or that we do not currently consider material.  These risks and uncertainties could have an adverse effect on our business, including, depending on the circumstances, our results of operations and financial condition, or could adversely affect the value of our securities.

Business Risks

The global economic downturn may negatively impact our business and financial condition.

The current economic downturn may have an impact on our business and financial condition.  Our ability to access the capital markets may be severely restricted at a time when we would like, or need, to do so, which could have a material adverse impact on our ability to fund capital expenditures or debt service, or on our flexibility to react to changing economic and business conditions.  If our or Cleco Power’s credit ratings were to be downgraded by Moody’s or by Standard & Poor’s, we or Cleco Power, as the case may be, would be required to pay additional fees and higher interest rates under our respective bank credit and other debt agreements.  Our pension plan portfolio has experienced significant volatility due to market conditions and may experience material losses in the future.  The losses, in conjunction with plan funding requirements, could result in required pension plan contributions significantly higher and earlier than previously anticipated, which could have a material adverse impact on our results of operations, financial condition, and cash flows.  Further, the current economic downturn could have a material adverse impact on our lenders or our customers, causing them to fail to meet their obligations to us or to delay payment of such obligations.  Additionally, the current economic downturn could lead to reduced electricity usage, which could have a material adverse impact on our results of operations and financial condition.

Cleco Power’s future electricity sales and corresponding base revenue and cash flows could be adversely affected by general economic conditions.

General market conditions can negatively impact the businesses of Cleco Power’s industrial customers, resulting in decreased power purchases and lower base revenue.  The current U. S. recession has led to reduced power usage by Cleco Power’s industrial customers.  Industrial kilowatt hours sales in 2009 were down 23% from 2008 levels.  Lower sales to industrial customers were largely the result of decreased production at one of Cleco Power’s large industrial customers and a large customer beginning to cogenerate a portion of its electricity requirements.  Cleco Power’s largest industrial customers, specifically those who manufacture wood and paper products (who generated $21.7 million in base revenue in 2009), have experienced a downturn in their respective markets.  The paper industry has been vulnerable in recent years due to decreasing demand for the product, and the downturn in residential home construction has also caused a significant reduction in the demand and prices for lumber and other wood products.  Reduced production or the shut down of any of these customers’ facilities could substantially reduce Cleco Power’s base revenue.  For example, in 2009 a paper manufacturer announced the closing of a plant in Cleco Power’s service territory, which is expected to decrease 2010 base revenue by $2.3 million from 2009 levels.

Future electricity sales could be impacted by industrial customers switching to alternative sources of energy, including on-site power generation, and retail customers consuming less electricity due to increased conservation efforts or increased electric usage efficiency.

The Louisiana Public Service Commission conducts fuel audits that could result in Cleco Power making substantial refunds of previously recorded revenue.

Generally, fuel and purchased power expenses are recovered through the Louisiana Public Service Commission-established fuel adjustment clause, which enables Cleco Power to pass on to its customers substantially all such charges.  Recovery of fuel adjustment clause costs is subject to a periodic fuel audit by the Louisiana Public Service Commission.  The Louisiana Public Service Commission Fuel Adjustment Clause General Order issued November 6, 1997, in Docket No. U-21497 provides that an audit will be performed not less than every other year.

Cleco Power currently has fuel adjustment clause filings for 2003 through 2008 subject to audit.  In July 2006, the Louisiana Public Service Commission informed Cleco Power that it was planning to conduct a periodic fuel audit that included fuel adjustment clause filings for January 2003 through December 2004.  In March 2009, the Louisiana Public Service Commission indicated its intent to proceed with the audit for the years 2003 through 2008.  The total amount of fuel expenses included in the audit is approximately $3.2 billion.  Cleco Power has responded to four sets of data requests from the Louisiana Public Service Commission.  These responses are currently under review by the Louisiana Public Service Commission.  Cleco Power could be required to make a substantial refund of previously recorded revenue as a result of these audits, and such refund could result in a material adverse effect on our results of operations, financial condition, and cash flows.  The most recent audit completed by the Louisiana Public Service Commission covered 2001 and 2002 and resulted in a refund of $16.0 million to Cleco Power’s retail customers in the first quarter of 2005.

Cleco Power is subject to market risk associated with economic hedges relating to open natural gas contracts.  Cleco has risk management policies which cannot eliminate all risk involved in its energy commodity activities.

Cleco Power utilizes economic hedges to mitigate the risks associated with a fixed-price wholesale power contract that is not included in Cleco Power’s fuel adjustment clause.  Any realized gain or loss attributable to these hedges is recorded on the income statement as a component of operating revenue, net.  Accordingly, changes in the market value of these hedging arrangements caused by natural gas price volatility will impact our results of operations, financial condition, and cash flows.

Cleco Power also has entered into economic hedge positions to mitigate the volatility in fuel costs passed through to its retail customers.  When these positions close, actual gains or losses are deferred and included in the fuel adjustment clause in the month the physical contract settles.  However, recovery of any of these fuel adjustment clause costs is subject to, and may be disallowed as part of, a prudency review or a periodic fuel audit conducted by the Louisiana Public Service Commission.

Cleco Power manages its exposure to energy commodity activities by establishing and enforcing risk limits and risk management procedures.  These risk limits and risk management procedures may not be as effective as planned, particularly if intentional misconduct is involved, and cannot eliminate all risk associated with these activities.

Transmission constraints could have a material adverse effect on our results of operations, financial condition, and cash flows.

Because of Cleco Power’s location on the transmission grid, Cleco Power relies on two main suppliers of electric transmission when accessing external power markets.  At times, physical constraints limit the amount of purchased power these transmission providers can deliver into Cleco Power’s service territory, which in turn can affect capacity or power purchases under long-term contracts, as well as spot market power purchases.  If the amount of purchased power actually delivered into Cleco Power’s transmission system were less than the amount of power contracted for delivery, Cleco Power may rely on its own generation facilities to meet customer demand.  Cleco Power’s incremental generation cost at that time could be higher than the cost to purchase power from the wholesale power market, thereby increasing its customers’ ultimate cost.  In addition, the Louisiana Public Service Commission may not allow Cleco Power to recover part or all of its incremental generation cost, which could be substantial.

Cleco Power is subject to the fluctuation in the market prices of various commodities which may increase the cost of producing power.

Cleco Power purchases coal, lignite, natural gas, petroleum coke and fuel oil under long-term contracts and on the spot market.  Historically, the markets for oil, natural gas, petroleum coke and coal have been volatile and are likely to remain volatile in the future.  Cleco Power’s retail rates include a fuel adjustment clause that enables it to adjust rates for monthly fluctuations in the cost of fuel and purchased power.  However, recovery of any of these fuel adjustment clause costs is subject to, and may be disallowed as part of, a prudency review or a periodic fuel audit conducted by the Louisiana Public Service Commission.

Cleco Power’s generation facilities are susceptible to unplanned outages, significant maintenance requirements and interruption of fuel deliveries.

The operation of power generation facilities involves many risks, including breakdown or failure of equipment, fuel supply interruption and performance below expected levels of output or efficiency.  Some of Cleco Power’s facilities were originally constructed many years ago.  Older equipment, even if maintained in accordance with good engineering practices, may require significant expenditures to operate at peak efficiency or availability, or in compliance with its environmental permits.

If Cleco Power fails to make adequate expenditures for equipment maintenance, Cleco Power risks incurring more frequent unplanned outages, higher than anticipated operating and maintenance expenditures, increased fuel or power purchase costs and potentially the loss of revenue related to competitive opportunities.  Newer equipment, such as that installed at Madison Unit 3, can be subject to startup issues, such as failures due to immaturity of control equipment safeguards and experience with operating under forced outage conditions.  Equipment manufacturer warranty coverage will be subject to proof of Cleco Power’s proper operation of the equipment.

Cleco Power’s generating facilities are fueled primarily by coal, natural gas, petroleum coke and lignite.  The deliverability of these fuel sources may be constrained due to such factors as higher demand, production shortages, weather-related disturbances or lack of transportation capacity.  If the suppliers are unable to deliver the contracted volume of fuel, Cleco Power would have to replace any deficiency with alternative sources, which may not be as favorable and could increase the ultimate cost of fuel to customers.  Fuel and purchased power expenses are recovered from customers through Cleco Power’s fuel adjustment clause, which is subject to refund until either a prudency review or a periodic fuel audit is conducted by the Louisiana Public Service Commission.

Competition for access to other natural resources, particularly oil and natural gas, could negatively impact Cleco Power’s ability to access its lignite reserves.  Land owners may grant other parties access for oil and natural gas drilling in the same area to which Cleco Power has been granted access for lignite reserves.  Placement of drilling rigs and pipelines for developing oil and gas reserves can preclude access to lignite in the same areas, making right of first access critical with respect to extracting lignite.  Competition for the right of first access may need to be determined through legal processes.  Additionally, Cleco Power could be liable for the impacts of other companies’ activities on lands that have been mined and reclaimed by Cleco Power.  Loss of access to the lignite reserves or the liability for impacts on reclaimed lands could have material adverse effects on our results of operations, financial condition, and cash flows.

In 2005, the Federal Energy Regulatory Commission’s authority was expanded to include the establishment and enforcement of mandatory reliability standards on the transmission system, as well as the capacity to impose fines and civil penalties on those who fail to comply with those standards.

The Energy Policy Act of 2005 authorized the creation of an Electric Reliability Organization with authority to establish and enforce mandatory reliability standards, subject to Federal Energy Regulatory Commission approval, for users of the nation’s transmission system.  In July 2006, the Federal Energy Regulatory Commission named the North American Electric Reliability Corporation, or NERC, as the Electric Reliability Organization.  The Federal Energy Regulatory Commission has approved numerous reliability standards developed by NERC.  A final order was issued by the Federal Energy Regulatory Commission in March 2007, and in June 2007, the Federal Energy Regulatory Commission began enforcing compliance with these standards.  New standards are being developed and existing standards are continuously being modified.

As these standards continue to be adopted and modified, they may impose additional compliance requirements on Cleco Power, Acadia Power Partners and Evangeline, which may result in an increase in capital expenditures and operating expenses.  Failure to comply with the reliability standards approved by the Federal

Energy Regulatory Commission can result in the imposition of material fines and civil penalties.  The Southwest Power Pool, the Regional Transmission Organization for our region, completed an audit of us in April 2010.  We have submitted mitigation plans to the Southwest Power Pool following the audit.  We expect to have settlement discussions with the Southwest Power Pool concerning potential penalties resulting from the April 2010 audit, however, nothing has been scheduled to date.  Management currently does not believe that any such settlement will result in a material adverse effect on our results of operations, financial condition, and cash flows.

Our costs of compliance with environmental laws and regulations are significant.  The costs of compliance with new environmental laws and regulations, as well as the incurrence of incremental environmental liabilities, could be significant to us.

We are subject to extensive environmental oversight by federal, state and local authorities and are required to comply with numerous environmental laws and regulations related to air quality, water quality, waste management, natural resources, and health and safety. We are also required to obtain and comply with numerous governmental permits in operating our facilities.  Existing environmental laws, regulations, and permits could be revised or reinterpreted, and new laws and regulations could be adopted or become applicable to us.  We may incur significant capital expenditures or additional operating costs to comply with these revisions, reinterpretations, and new requirements.  If we fail to comply with these revisions, reinterpretations, and requirements, we could be subject to civil or criminal liabilities and fines or may be forced to shut down or reduce productions from our facilities.

Environmental advocacy groups, states, other organizations, some government agencies and the presidential administration are focusing considerable attention on emissions from power generation facilities, including CO2 emissions, and their potential role in climate change.  Future changes in environmental regulations governing power plant emissions could make some of our electric generating units uneconomical to maintain or operate.  In addition, any legal obligation that would require us to substantially reduce our emissions beyond present levels could require extensive mitigation efforts and could raise uncertainty about the future viability of some fossil fuels as an energy source for new and existing electric generation facilities.

Cleco Power may request recovery from its retail customers of its costs to comply with new environmental laws and regulations.  If revenue relief were to be approved by the Louisiana Public Service Commission, then Cleco Power’s retail rates could increase.  If the Louisiana Public Service Commission were to deny Cleco Power’s request to recover all or part of its environmental compliance costs, there could be a material adverse effect on our results of operations, financial condition, and cash flows.

We  operate in a highly regulated environment and adverse regulatory decisions or changes in applicable regulations could have a material adverse effect on our businesses or result in significant additional costs.

Our business is subject to extensive federal, state, and local energy, environmental and other laws and regulations.  The Louisiana Public Service Commission regulates our retail operations, and the Federal Energy Regulatory Commission regulates our wholesale operations.  The construction, planning, and siting of our power plants and transmission lines also are subject to the jurisdiction of the Louisiana Public Service Commission and the Federal Energy Regulatory Commission.  Additional regulatory authorities have jurisdiction over some of our operations and construction projects including the United States Environmental Protection Agency, the United States Bureau of Land Management, the United States Fish and Wildlife Services, the United States Department of Energy, the United States Army Corps of Engineers, the United States Department of Homeland Security, the United States Occupational Safety and Health Administration, the United States Department of Transportation, the Louisiana Department of Environmental Quality, the Louisiana Department of Health and Hospitals, the Louisiana Department of Natural Resources, the Louisiana Department of Public Safety, regional water quality boards, and various local regulatory districts.

We must periodically apply for licenses and permits from these various regulatory authorities and abide by their respective orders.  Should we be unsuccessful in obtaining necessary licenses or permits or should these regulatory authorities initiate any investigations or enforcement actions or impose penalties or disallowances on us, our business could be adversely affected.  Existing regulations may be revised or reinterpreted and new laws and regulations may be adopted or become applicable to us or our facilities in a manner that may have a detrimental effect on our business or result in significant additional costs because of our need to comply with those requirements.

The operating results of Cleco Power are affected by weather conditions and may fluctuate on a seasonal and quarterly basis.

Weather conditions directly influence the demand for electricity, particularly kilowatt hours sales to residential customers.  In Cleco Power’s service territory, demand for power typically peaks during the hot summer months.  As a result, Cleco Power’s financial results may fluctuate on a seasonal basis.  In addition, Cleco Power has sold less power, and consequently earned less income, when weather conditions were milder.  Unusually mild weather in the future could have a material adverse impact on our results of operations, financial condition, and cash flows.

Severe weather, including hurricanes and winter storms, can be destructive, causing outages and property damage that can potentially result in additional expenses and lower revenue.

Cleco Power’s retail electric rates and business practices are regulated by the Louisiana Public Service Commission.

Cleco Power’s retail rates for residential, commercial and industrial customers and other retail sales are regulated by the Louisiana Public Service Commission, which conducts an annual review of Cleco Power’s earnings and regulatory return on equity. Through 2009, Cleco Power filed annual monitoring reports with the Louisiana Public Service Commission for 12-month periods ended September 30. In 2010, the reports will be filed for 12-month periods ended June 30 and September 30.  Beginning in 2011, Cleco Power will file annual monitoring reports for the 12-month period ended June 30.  Cleco Power could be required to make a substantial refund of previously recorded revenue as a result of the Louisiana Public Service Commission review, and such refund could result in a material adverse effect on our results of operations, financial condition, and cash flows.

Cleco Power’s wholesale electric rates and business practices are regulated by the Federal Energy Regulatory Commission.

Cleco Power’s wholesale rates are regulated by the Federal Energy Regulatory Commission, which conducts a review of Cleco Power’s generation market power every three years, in addition to each time generation capacity changes.  If the Federal Energy Regulatory Commission determines that Cleco Power possesses generation market power in excess of certain thresholds, Cleco Power could lose the right to sell wholesale generation at market-based rates within its control area, which could result in a material adverse effect on our results of operations, financial condition, and cash flows.

Cleco Power has entered into an interest rate swap relating to its variable rate debt. The effectiveness of this contract is dependent on the ability of the counterparty to perform its obligations, and nonperformance could harm Cleco Power's results of operations, financial condition, and cash flows.

Cleco Power utilizes interest rate swaps to offset the effects of interest rate fluctuations on its variable rate debt.  The effectiveness of these contracts is dependent, in part, upon the counterparties to these contracts honoring their financial obligations.  If the counterparties to the interest rate swaps are unable to perform their obligations, Cleco Power would be exposed to the effect of the fluctuations of the LIBOR market on its variable rate debt and may have to pay increased interest expenses, which could have a material adverse impact on our results of operations, financial condition, and cash flows.

The Evangeline and Acadia Power Partners generation facilities are susceptible to unplanned outages, significant maintenance requirements, interruption of fuel deliveries and transmission constraints.

The operation of power generation facilities involves many risks, including breakdown or failure of equipment, fuel interruption, and performance below expected levels of output or efficiency.  If adequate expenditures for equipment maintenance are not made, a facility may incur more frequent unplanned outages, higher than anticipated operating and maintenance expenditures, increased fuel costs, and potentially the loss of revenue related to competitive opportunities.

The Evangeline and Acadia Power Partners generating facilities are fueled by natural gas.  The deliverability of this fuel source may be constrained due to such factors as higher demand, production shortages, weather-related disturbances or lack of transportation capacity.

Because of Acadia Power Partners’ location on the transmission grid, Acadia Power Partners relies on two main suppliers of electric transmission when accessing external power markets.  However, at times, physical constraints limit the amount of power these transmission providers can deliver.

The Louisiana Public Service Commission and the Federal Energy Regulatory Commission regulate the rates that Cleco Power can charge its customers.

Cleco Power’s ongoing financial viability depends on its ability to recover its costs from its Louisiana Public Service Commission-jurisdictional customers in a timely manner through its Louisiana Public Service Commission-approved rates and its ability to pass through to its Federal Energy Regulatory Commission customers in rates its Federal Energy Regulatory Commission-authorized revenue requirements.  Cleco Power’s financial viability also depends on its ability to recover in rates an adequate return on capital, including long-term debt and equity.  If Cleco Power is unable to recover any material amount of its costs in rates in a timely manner or recover an adequate return on capital, our results of operations, financial condition, and cash flows could be materially adversely affected.

Cleco Power’s revenues and earnings are substantially affected by regulatory proceedings known as rate cases.  During those cases, the Louisiana Public Service Commission determines Cleco Power’s rate base, depreciation rates, operation and maintenance costs, and administrative and general costs that Cleco Power may recover from its retail customers through its rates.  These proceedings may examine, among other things, the prudence of Cleco Power’s operation and maintenance practices, level of subject expenditures, allowed rates of return, and previously incurred capital expenditures.  The Louisiana Public Service Commission has the authority to disallow costs found not to have been prudently incurred.  These regulatory proceedings typically involve multiple parties, including governmental bodies and officials, consumer advocacy groups, and various consumers of energy, who have differing concerns but who have the common objective of limiting rate increases or reducing rates.  Rate cases generally have long timelines, which may be limited by statute.  Decisions are typically subject to appeal, potentially leading to additional uncertainty.

Changes in technology may negatively impact the value of the Cleco Power, Evangeline, and Acadia Power Partners generation facilities.

A basic premise of our business is that generating electricity at central power plants achieves economies of scale and produces electricity at a relatively low price.  There are alternate technologies which produce electricity, most notably fuel cells, microturbines, windmills, and photovoltaic (solar) cells.  Research and development activities are ongoing to seek improvements in alternate technologies.  It is possible that advances will reduce the cost of alternate methods of electricity production to a level that is equal to or below that of most central station production.  Also, as new technologies are developed and become available, the quantity and pattern of electricity usage by customers could decline, with a corresponding decline in revenues derived by generators.  In addition, the current presidential administration and U.S. Congress have voiced strong support for such alternative energy sources.  The American Recovery and Reinvestment Act of 2009 specifically provides a total of $58.0 billion to be available for energy-related initiatives, primarily $20.0 billion in renewable energy tax credits to encourage development of wind, solar, and other renewable energy sources, and $32.0 billion for development of a “smart grid” in the United States.  It is uncertain at this time to what extent these initiatives may impact our businesses, except that little impact is expected in the short term.  As a result of these factors, the value of the Cleco Power, Evangeline and Acadia Power Partners generation facilities could be significantly reduced.

Man-made problems such as computer viruses or terrorism may negatively impact our operating results.

Man-made problems such as computer viruses or terrorism may disrupt our operations and harm our operating results.  We operate in a highly regulated industry that requires the continued operation of sophisticated information technology systems and network infrastructure.  Despite the implementation of security measures, all of our technology systems are vulnerable to disability or failures due to hacking, viruses, acts of war or terrorism, and other causes.  If our technology systems were to fail and we were unable to recover in a timely way, we would be unable to fulfill critical business functions, which could have a material adverse effect on our business, operating results, financial condition, and cash flows.  In addition, the Cleco Power, Evangeline, and Acadia Power Partners generation plants, fuel storage facilities, transmission and distribution facilities may be targets of terrorist activities that could disrupt our ability to produce or distribute some portion of their energy products.  Any such disruption could result in a material decrease in revenues and significant additional costs to repair and insure our assets, which could have a material adverse effect on our business, operating results, financial condition, and cash flows.  The continued threat of terrorism and heightened security and military action in response to this threat, or any future acts of terrorism, may cause further disruptions to the economies of the United States and other countries and create further uncertainties or otherwise materially harm our business, operating results, financial condition, and cash flows.

We may see increased costs arising from health care reform.

In March 2010, Congress passed, and the President signed, the Patient Protection and Affordable Care Act.  This law may have a significant impact on health care providers, insurers and others associated with the health care industry.  We are currently evaluating the impact of this comprehensive law on our business.  Federal and state governments may propose other health care initiatives and revisions to the health care and health insurance systems.  It is uncertain what legislative programs, if any, will be adopted in the future, or what action Congress or state legislatures may take regarding other health care reform proposals or legislation.

Offering Risks

We are a holding company, and our ability to meet our debt obligations and pay dividends on our common stock is dependent on the cash generated by our subsidiaries.

We are a holding company and conduct our operations primarily through our subsidiaries.  Substantially all of our consolidated assets are held by our subsidiaries.  Accordingly, our ability to meet our debt obligations and to pay dividends on our common stock is largely dependent upon the cash generated by these subsidiaries.  Our subsidiaries are separate and distinct entities and have no obligation to pay any amounts due on our debt or to make any funds available for such payment.  In addition, our subsidiaries’ ability to make dividend payments or other distributions to us may be restricted by their obligations to holders of their outstanding securities and to other general business creditors.  Moreover, Cleco Power, our principal subsidiary, is subject to regulation by the Louisiana Public Service Commission, which may impose limits on the amount of dividends that Cleco Power may pay us.

You assume the risk that the market value of our common stock may decline.

In the past few years, the stock market has experienced significant price and trading volume fluctuations, and the market prices of companies in our industry have been particularly volatile.  It is impossible to predict whether the price of our common stock will rise or fall.  Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors.  In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after any offering of common stock offered by this prospectus and the accompanying prospectus supplement, or the perception that such sales could occur, could adversely affect the price of our common stock.

Provisions of Louisiana law and of our amended and restated articles of incorporation and bylaws could restrict the acquisition of us, the acquisition of control or the removal of our incumbent officers and directors and could affect the market price of our common stock.

Some provisions of Louisiana law and our amended and restated articles of incorporation and bylaws could make an acquisition of us by means of a tender offer, an acquisition of control of us by means of a proxy contest or otherwise or removal of our incumbent officers and directors more difficult.  In addition, we have a classified board of directors, our amended and restated articles of incorporation require a supermajority vote for the sale, lease or disposition of all or any of our assets and Louisiana law and our bylaws require board and supermajority shareholder approval of mergers, consolidations or share exchanges with an interested shareholder.  These provisions could delay or prevent an acquisition of us that an investor might consider to be in his or her best interest, including attempts that might result in a premium over the market price for our common stock.  Please read “Description of Common Stock — Anti-Takeover Provisions” for a more detailed discussion of these provisions.

A downgrade in our or Cleco Power’s credit rating could result in an increase in their respective borrowing costs and a reduced pool of potential investors and funding sources.

While our and Cleco Power’s senior unsecured debt ratings are currently investment grade, in recent years such ratings have been downgraded or put on negative watch by Moody’s and Standard & Poor’s.  We cannot assure that such current debt ratings will remain in effect for any given period of time or that one or more of such debt ratings will not be lowered or withdrawn entirely by a rating agency.  Credit ratings are not recommendations to buy, sell, or hold securities and each rating should be evaluated independently of any other rating.  If Moody’s or Standard & Poor’s were to downgrade our or Cleco Power’s long-term ratings, particularly below investment grade, the value of our debt securities would likely be adversely affected, and our borrowing cost would likely increase.  In addition, we would likely be required to pay higher interest rates in future debt financings and be subject to more onerous debt covenants, and our pool of potential investors and funding sources could decrease.

Use of Proceeds

Unless we inform you otherwise in the prospectus supplement, we anticipate using net proceeds from the sale of the securities offered by this prospectus for general corporate purposes.  The purposes may include, but are not limited to:

•	working capital;

•	capital expenditures;

•	equity investments in existing and future projects;

•	acquisitions; and

•	the repayment or refinancing of our indebtedness or indebtedness of our subsidiaries.

Description of the Debt Securities

Our debt securities covered by this prospectus will be our general unsecured obligations.  Our debt securities may be convertible into or exchangeable for shares of our common stock.  We may issue senior debt securities on a senior unsecured basis under one or more separate indentures between us and a trustee that we will name in the applicable prospectus supplement.  We refer to any such indenture as the senior indenture.  We may issue subordinated debt securities under one or more separate indentures between us and a trustee that we will name in the applicable prospectus supplement.  We refer to any such indenture as a subordinated indenture.  We refer to the senior indentures and the subordinated indentures collectively as the indentures.  The indentures will be substantially identical, except for provisions relating to subordination.  The senior debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt.  The subordinated debt securities will be subordinated to, and thus have a junior position to, our senior debt (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to our other subordinated debt that may be outstanding from time to time.

We have summarized material provisions of the indentures and the debt securities below.  This summary is not complete.  We have filed the form of senior indenture and the form of subordinated indenture with the Securities and Exchange Commission as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.  Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “us” or “we” mean Cleco Corporation only.

Provisions Applicable to Each Indenture

General.  The indentures do not limit the amount of debt securities that may be issued under that indenture, and do not limit the amount of other unsecured debt securities that we may issue.  We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance.  The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

As of September 30, 2010, we had $150.0 million of unsecured and unsubordinated debt outstanding.  Both the senior debt securities and the subordinated debt securities will be effectively subordinated to creditors of our subsidiaries.  As of September 30, 2010, our subsidiaries had an aggregate of $1.2 billion of indebtedness.  The indebtedness of our subsidiaries, with respect to the assets and operations of such subsidiaries, is effectively senior to both the senior debt securities and the subordinated debt securities.

Since we are a holding company, our ability to pay debt service on our debt securities is dependent upon the cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends and make debt service payments to us.  Certain of our subsidiaries have contractual restrictions on the amount of dividends that they may pay us.  In addition, Cleco Power, our largest subsidiary, is subject to regulation by the Louisiana Public Service Commission, which may impose limits on the amount of dividends that Cleco Power may pay us.

Unless we inform you otherwise in the applicable prospectus supplement, the indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control.  The indentures also do not contain provisions that give holders the right to require us to repurchase their debt securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms.  The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering.  These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global debt securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any right to convert or exchange the debt securities into shares of our common stock;

•	any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of ours or any other entity;

•	with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not prohibited by the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount.  These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.  If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets.  The indentures generally permit a consolidation or merger between us and another entity.  They also permit us to sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets.  We have agreed, however, that we will not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any entity unless:

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

•
if we are not the continuing entity, the resulting entity or transferee assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and debt securities.

Upon any such consolidation or merger in which we are not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving us, the resulting entity or transferee will be substituted for us under the applicable indenture and debt securities.  In the case of an asset sale, conveyance, transfer or disposition other than a lease, we will be released from the applicable indenture.

Events of Default.  Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest when due on that series of debt securities for 30 days;

•	failure to pay principal of or any premium on that series of debt securities when due;

•	failure to make any sinking fund payment on that series of debt securities when required for that series for 30 days;

•
failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the then outstanding debt securities of each series issued under that indenture that are affected by that failure;

•	specified events involving our bankruptcy, insolvency or reorganization; and

•	any other event of default provided for in that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series.  The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence.  However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder.  If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable.  The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default may in some cases rescind this accelerated payment requirement.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of:

•
with respect to debt securities of a series, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

•
with respect to all debt securities issued under the applicable indenture that are affected, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability.  In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

The indentures require us to file each year with the trustee a written statement as to our compliance with the covenants contained in the applicable indenture.

Modification and Waiver.  Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of each series issued under that indenture that are affected by the amendment or supplement consent to it.  Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•
make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or make any change in the provision related to modification;

•
make any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•
to provide for the assumption of our obligations under the indenture by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•
to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; provided that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus supplement will not be deemed to adversely affect any outstanding debt securities of that series issued in any material respect; and

•
to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any existing or past default or event of default with respect to those debt securities.  Those holders may not, however, waive any default or event of default in respect of any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Conversion.  Any series of the debt securities may be convertible into or exchangeable for shares of our common stock.  The terms on which any series of debt securities will be convertible into or exchangeable for shares of our common stock will be set forth in the prospectus supplement related to such debt securities.

Defeasance.  When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture.  If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•
we will no longer have any obligation to comply with the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust.  In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes.  If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law.  New York law will govern the indentures and the debt securities.

Trustee.  We will name the trustee under the relevant indenture in the prospectus supplement relating to the senior debt securities or the subordinated debt securities, as the case may be.

If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs.  The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

Each indenture contains limitations on the right of the trustee, if it becomes our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise.  The trustee is permitted to engage in other transactions with us.  If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Form, Exchange, Registration and Transfer.  The debt securities will be issued in registered form, without interest coupons.  There will be no service charge for any registration of transfer or exchange of the debt securities.  However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture.  Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate.  The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities.  If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts.  We are required to maintain an office or agency for transfers and exchanges in each place of payment.  We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•
any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agent.  Unless we inform you otherwise in the prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent.  At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register.  Unless we inform you otherwise in the prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the applicable prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture.  We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date.  For these purposes, unless we inform you otherwise in the prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or New Orleans, Louisiana or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due.  After payment to us, holders entitled to the money must look to us for payment.  In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices.  Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

Replacement of Debt Securities.  We will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to us and the trustee.  In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

Book-Entry Debt Securities.  The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement.  Global debt securities may be issued in either temporary or permanent form.  We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Subordinated Debt Securities

Subordination.  Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as described below.  Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities.  In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that we may incur.  As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all debt, including guarantees, of ours, unless the debt states that it is not senior to the subordinated debt securities or our other junior debt.  Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

Description of Common Stock

We have summarized selected aspects of our capital stock below.  For a complete description, you should refer to our amended and restated articles of incorporation and bylaws, both of which are exhibits to the registration statement of which this prospectus is part.

Our authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $1 per share;

•	1,491,900 shares of preferred stock, par value $100 per share, which we refer to as the “$100 preferred stock;” and

•	3,000,000 shares of preferred stock, par value $25 per share, which we refer to as the “$25 preferred stock.”

As of September 30, 2010, 60,495,797 shares of our common stock were outstanding, 10,288 shares of our $100 preferred stock were outstanding and no shares of our $25 preferred stock were outstanding.

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, except in the election of directors, in which case holders of common stock have cumulative voting rights.  Cumulative voting gives each shareholder the right to multiply the number of votes to which he or she is entitled by the number of directors to be elected and to cast all of those votes for one candidate or distribute them among any two or more candidates.  Subject to preferences that may be applicable to any outstanding preferred stock and to restrictive covenants in certain debt instruments of ours, the holders of common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.  If we are liquidated, dissolved or wound up, the holders of common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock.

The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.

The common stock is listed on the New York Stock Exchange and trades under the symbol “CNL.”

Anti-Takeover Provisions

Some provisions of Louisiana law and our amended and restated articles of incorporation and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of control of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

These provisions could delay or prevent an acquisition of us that a shareholder might consider to be in his or her best interest, including attempts that might result in a premium over the market price for our common stock.

Classified Board of Directors

Our board of directors is divided into three classes.  The directors in each class will serve for a three-year term, with only one class being elected each year by our shareholders.  This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for shareholders to replace a majority of the directors.  Subject to special provisions for cumulative voting, holders of 80% of the shares of common stock entitled to vote in the election of directors may remove a director for cause, but shareholders may not remove any director without cause.

Shareholder Meetings

Our articles of incorporation and bylaws provide that special meetings of shareholders may be called by the chief executive officer, the president, a majority of the board of directors, a majority of the executive committee of the board of directors or by shareholders holding 51% of our total voting power.  In some cases, shareholders holding specified amounts of preferred stock may also call a special meeting.  A majority of the outstanding shares of common stock entitled to vote is a quorum for a shareholder meeting.  In general, a majority of votes cast decides a matter brought before a meeting.

Shareholder Proposals and Nominations of Directors

Shareholders can submit proposals and nominate candidates for our board of directors if the shareholders follow advance notice procedures described in our bylaws.

To make a proposal or nominate a candidate for our board of directors, a shareholder must submit a timely notice to our secretary.  Generally, a shareholder’s proposal must be received at least 120 days prior to the meeting for which the proposal is made.  If we give less than 135 days’ notice or prior public disclosure of the meeting, we must receive the proposal no later than 15 days after the day we give notice or make public the date of the meeting.  A shareholder’s director nomination must be received at least 180 days before the meeting at which the person is proposed to be nominated.  Shareholder proposals or nominations must give specified information about the shareholder and the proposal being made or the director being nominated, as the case may be.

Shareholder proposals and director nominations that are late or that do not include the required information may be rejected.  This could prevent shareholders from bringing certain matters before a meeting, including making nominations for directors.

Supermajority Vote for Certain Transactions

Our amended and restated articles of incorporation provide that we may sell, lease or otherwise dispose of all or any of our assets upon the affirmative vote of two-thirds of all directors.  But if such a transaction involves the receipt of shares or securities of another corporation, we may engage in the transaction only upon receiving the affirmative vote of two-thirds of all directors and holders of a majority of our outstanding capital stock.  Additionally, unless we redeem all outstanding shares of preferred stock, we may not take any of the following actions without the consent of holders of two-thirds of any outstanding preferred stock:

•	voluntarily liquidate, dissolve or wind up;

•	sell or transfer substantially all of our assets; or

•	consolidate or merge with another company or entity.

Interested Shareholder Transactions

Louisiana law and our bylaws require that mergers, consolidations or share exchanges with a shareholder owning 10% or more of our voting power be recommended by the board and approved by:

•	80% of the votes entitled to be cast by outstanding shares of voting stock; and

•	two-thirds of votes entitled to be cast by voting stock other than the interested shareholder.

Our bylaws provide that a quorum for purposes of voting on such a transaction consists of 80% of the votes entitled to be cast, unless 80% of the “continuing directors,” as defined in our bylaws, approves the transaction prior to submission of the matter to a shareholder vote.

Transactions that do not alter the contract rights of our stock or convert our shares and satisfy certain consideration and procedural requirements are exempt from these requirements.

Limitation of Liability of Officers and Directors

Section 24 of the Louisiana Business Corporation Law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their shareholders for monetary damages for breach of officers’ and directors’ fiduciary duties, except for:

•	any breach of the officer’s or director’s duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 92D of the Louisiana Business Corporation Law; or

•	any transaction from which the officer or director derived an improper personal benefit.

Our amended and restated articles of incorporation limit the liability of our officers and directors to us and our shareholders to the fullest extent permitted by Louisiana law.  The inclusion of these provision in our amended and restated articles of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter shareholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited us and our shareholders.  Our bylaws provide indemnification to our officers and directors and certain other persons.

Other Provisions

Except for specified cases in which our board of directors may amend our articles of incorporation, amendment of our articles of incorporation requires the affirmative vote, at a meeting, of holders of the majority of our outstanding capital stock.  Additionally, our bylaws provide that amendments to our articles of incorporation that affect any of the following items will not be effective until at least one year after the adoption of the amendment by the shareholders:

•	quorum requirements for our shareholder meetings;

•	procedures and votes required for amending our articles of incorporation or bylaws;

•	votes required for approving mergers and other business combinations;

•	number, classification, powers and qualifications of our directors;

•	procedures relating to our directors, including appointment and removal; or

•	procedures relating to our shareholder meetings.

Our bylaws may be amended by the affirmative vote of a majority of the board of directors, subject to the power of the shareholders to amend the bylaws upon the affirmative vote of 80% of all shares of our stock entitled to vote thereon.

Shareholder proposals to amend our amended and restated articles of incorporation or bylaws must be received by the secretary at least 180 days before the meeting at which the proposal is to be considered and must contain specified information.  These proposals may be rejected if not made in time or if they fail to include the required information.

Transfer Agent and Registrar

Computershare Trust Company, N.A., Providence, Rhode Island, is the transfer agent and registrar for our common stock.

Plan of Distribution

We may sell securities in and outside the United States:

•	directly to purchasers;

•	through an underwriter or underwriters;

•	through dealers;

•	through agents; or

•	through a combination of any of these methods.

We will describe the terms of any offering of securities in the prospectus supplement, including:

•	the method of distribution;

•	the name or names of any underwriters, dealers or agents, and any managing underwriter or underwriters;

•	the purchase price of the securities and the proceeds we receive from the sale;

•	any underwriting discounts, agency fees or other form of underwriters’ compensation;

•	any discounts and concessions allowed, reallowed or paid to dealers or agents; and

•	the expected time of delivery of the offered securities.

We may change the initial public offering price and any discount or concessions allowed or reallowed to dealers from time to time.

If we use underwriters to sell our securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the offered securities if any are purchased.  In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions.  Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If we use a dealer to sell securities, we will sell the securities to the dealer as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.  These dealers may be deemed underwriters, as such term is defined in the Securities Act of 1933, of the securities they offer and sell.  If we elect to use a dealer to sell securities, we will provide the name of the dealer and the terms of the transaction in the prospectus supplement.

Securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents.  We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to a remarketing firm in the prospectus supplement.  Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Underwriters, agents and dealers participating in the distribution of our securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We may enter into agreements with the underwriters, agents, purchasers, dealers or remarketing firms who participate in the distribution of our securities that will require us to indemnify them against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that they or any person controlling them may be required to make for those liabilities.  Underwriters, agents or dealers may be our customers.  They may also engage in transactions with us or perform services for us or for our affiliates in the ordinary course of business.

Unless we inform you otherwise in the applicable prospectus supplement, each series of our securities (other than shares of our common stock) will be a new issue with no established trading market.  We may elect to list any such series of securities on an exchange.  However, we are not obligated to do so.  It is possible that one or more underwriters may make a market in a series of our securities.  However, they will not be obligated to do so and may discontinue market making at any time without notice.  We cannot assure you that a liquid trading market for the securities will develop.

In connection with an offering, the underwriters or agents may purchase and sell our securities in the open market.  These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.  Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities.  Syndicate short positions involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase from us in the offering.  The underwriters also may impose a penalty bid, in which selling concessions allowed to syndicate members or other broker dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions.  These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time.  These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) in accordance with the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  You may obtain further information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our filings are also available to the public over the Internet at the SEC’s web site located at http://www.sec.gov and on our web site located at http://www.cleco.com.  In addition, you may inspect our reports at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC.  This means we can disclose important information to you by referring you to the documents containing the information.  The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus, a prospectus supplement or information that we file subsequently that is incorporated by reference into this prospectus.  We are incorporating by reference into this prospectus the following documents that we have filed with the SEC, and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the offering of the securities is completed (File No. 1-15759):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 25, 2010;

•
our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 5, 2010, for the quarterly period ended June 30, 2010, filed with the SEC on August 4, 2010, and for the quarterly period ended September 30, 2010, filed with the SEC on October 29, 2010;

•	our Proxy Statement and Notice of Annual Meeting of Shareholders on Schedule 14A filed with the SEC on March 18, 2010;

•	our Current Reports on Form 8-K filed with the SEC on February 22, 2010, March 26, 2010, April 27, 2010, August 4, 2010, August 5, 2010, October 22, 2010, November 2, 2010 and November 15, 2010; and

•
the description of our common stock contained in Post-Effective Amendment No. 1 to our registration statement on Form S-4 (Registration Statement No. 333-71643), filed with the SEC on June 30, 1999, as may be amended from time to time to update that description.

This prospectus is part of a registration statement we have filed with the SEC relating to our securities.  As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC.  You should read the registration statement and the exhibits and schedules for more information about us and our securities.  The registration statement, exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at:

Cleco Corporation
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226
Attn: Corporate Secretary
(318) 484-7400

Validity of Securities

The validity of any debt securities offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas.  Wade A. Hoefling, our Senior Vice President — General Counsel and Director of Regulatory Compliance, will pass upon all matters of Louisiana law in this connection.  The validity of any shares of our common stock offered hereby will be passed upon for us by Mr. Hoefling.  Baker Botts L.L.P. will pass upon other legal matters for us in this connection.  At September 30, 2010, Mr. Hoefling beneficially owned 17,707 shares of our common stock (including shares held under employee benefit plans).  None of such shares were issued or granted in connection with the offering of the securities offered by this prospectus.  Any underwriters or agents will be advised about the validity of the securities by their own counsel, which counsel will be named in the applicable prospectus supplement.

Experts

The consolidated financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Cleco Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K of Cleco Corporation for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Acadia Power Partners, LLC incorporated in this prospectus by reference to the Annual Report on Form 10-K of Cleco Corporation for the year ended December 31, 2009 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to substantial doubt about Acadia Power Partners, LLC's ability to continue as a going concern) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

Cleco Corporation (the “Company”) estimates that expenses in connection with the offering described in this Registration Statement will be as follows:

Securities and Exchange Commission registration fee	$ 31,000*
Blue sky fees and expenses	10,000
Attorneys’ fees and expenses	100,000
Independent registered public accounting firm’s fees and expenses	10,000
Printing and engraving expenses	10,000
Rating agency fees	50,000
Trustee’s fees and expenses	20,000
Miscellaneous expenses	69,000
Total	$ 300,000

*           Actual; all other expenses are estimated.

Item 15.     Indemnification of Directors and Officers.

Section 83 of the Business Corporation Law of the State of Louisiana (the “LBCL”) provides that a corporation may indemnify any person against whom an action, suit or proceeding is brought or threatened, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another business, corporation, partnership or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  In the case of actions by or in the right of the corporation, the indemnity is limited to expenses, including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with a defense or settlement; provided that no indemnity may be made in respect of any matter in which the person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in performance of his duty to the corporation unless and only to the extent that the court determines upon application that such person is fairly and reasonably entitled to such indemnity.  To the extent a person has been successful on the merits or otherwise in defense of any action, the statute provides that he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.  Section 83 also provides for, among other things, procedures for indemnification; advancement of expenses; non-exclusivity of the provisions of Section 83 with respect to indemnification and advancement of expenses; and insurance, including self-insurance, with respect to liabilities incurred by directors, officers and others.

Article IV of the Bylaws of the Company provides that the Company shall indemnify any person who was or is, or is threatened to be made, a party to or otherwise involved in any pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (any such threatened, pending or completed proceeding being hereinafter called a “Proceeding”) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether the basis of his involvement in such Proceeding is alleged action in an official capacity or in any other capacity while serving as such), to the fullest extent permitted by applicable law, from and against expenses, including attorney’s fees, judgments, fines, amounts paid or to be paid in settlement, liability and loss, ERISA excise taxes, actually and reasonably incurred by him or on his behalf or suffered in connection with such Proceeding or any claim, issue or matter therein; provided, however, that, subject to certain exceptions set forth therein, the Company shall indemnify any such person claiming indemnity in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors.

The Bylaws further provide that (i) the Company shall from time to time pay, in advance of final disposition, all Expenses (as therein defined) incurred by or on behalf of any person claiming indemnity thereunder in respect of any Proceeding, (ii) the right to indemnification provided therein is a contract right and no amendment, alteration or repeal of the Bylaws shall restrict the indemnification rights granted by the Bylaws as to any person claiming indemnification with respect to acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal, (iii) any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and legal representative of such person and (iv) the right of indemnification and to receive advancement of expenses contemplated by Section 1 of Article IV of the Bylaws are not exclusive of any other rights to which any person may at any time be otherwise entitled, provided that such other indemnification may not apply to a person’s willful or intentional misconduct.  The Bylaws also set forth certain procedural and evidentiary standards applicable to the enforcement of a claim thereunder.

The Bylaws also provide that the Company (i) may procure or maintain insurance or other similar arrangement, at its expense, to protect itself and any director, officer, employee or agent of the Company or other corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against or incurred by such person, whether or not the Company would have the power to indemnify such person against such expense or liability and (ii) shall indemnify officers and directors of the Company to the extent they are not covered by the insurance, whether or not such persons would otherwise be entitled to indemnification under the Bylaws, as provided in policies covering liabilities up to $100 million incurred by directors and officers in their capacities as such, and has fiduciary and employee benefit liability insurance policies covering liabilities up to $60 million incurred by directors, officers and certain other employees of the Company in connection with the administration of the Company’s employee benefit plans.

Section 24(C)(4) of the LBCL provides that a corporation may eliminate or limit the liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 92(D) of the LBCL relating to unlawful dividends and other unlawful distributions, payments or returns of assets and (iv) for any transaction from which the director or officer derived an improper personal benefit.  The Company’s Articles of Incorporation include a provision consistent with Section 24(C)(4) of the LBCL.  Such provision further provides that (a) if the LBCL is subsequently amended to authorize action further eliminating or limiting a director’s or officer’s liability, such liability will be eliminated or limited to the fullest extent permitted by such law, as so amended, and (b) if such provision limiting or eliminating liability is repealed or modified, the right or protection of a director or officer of the Company existing at the time of such repeal or modification will not be affected thereby.

Item 16.  Exhibits.

See Index to Exhibits beginning on page II-7.

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser

(i)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 (the “Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pineville, the State of Louisiana, on November 30, 2010.

                   CLECO CORPORATION

                   By:            /s/ Michael H. Madison

                    Michael H. Madison

                    President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darren J. Olagues, Wade A. Hoefling and Charles A. Mannix, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agent or agents, with full power to act with or without the other, and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and all instruments necessary or incidental thereto, to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael H. Madison Michael H. Madison	President, Chief Executive Officer and Director (Principal Executive Officer)	November 30, 2010
/s/ Darren J. Olagues Darren J. Olagues	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 30, 2010
/s/ R. Russell Davis R. Russell Davis	Vice President of Investor Relations and Chief Accounting Officer (Principal Accounting Officer)	November 30, 2010
/s/ Sherian G. Cadoria Sherian G. Cadoria	Director	November 30, 2010
/s/ Richard B. Crowell Richard B. Crowell	Director	November 30, 2010
/s/ J. Patrick Garrett J. Patrick Garrett	Director	November 30, 2010
/s/ Elton R. King Elton R. King	Director	November 30, 2010

/s/ Logan W. Kruger Logan W. Kruger	Director	November 30, 2010
/s/ William L. Marks William L. Marks	Director	November 30, 2010
/s/ Robert T. Ratcliff, Sr. Robert T. Ratcliff, Sr.	Director	November 30, 2010
/s/ Peter M. Scott III Peter M. Scott III	Director	November 30, 2010
/s/Shelley Stewart Shelley Stewart	Director	November 30, 2010
/s/ William H. Walker, Jr. William H. Walker, Jr.	Director	November 30, 2010
/s/ W. Larry Westbrook W. Larry Westbrook	Director	November 30, 2010

INDEX TO EXHIBITS

Exhibit Number	Document Description	Report or Registration Statement	Exhibit Reference
1.1*	Form of Underwriting Agreement
3.1**	Amended and Restated Articles of Incorporation of Cleco Corporation, restated effective November 2, 2010	Form 8-K filed November 2, 2010	3.1
3.4**	Bylaws of the Company, revised effective October 30, 2010	Form 10-Q for the quarterly period ended September 30, 2010 filed October 29, 2010	3.1
4.1**	Form of Senior Indenture	Form S-3 (333-162772) filed October 30, 2009	4.1
4.2**	Form of Subordinated Indenture	Form S-3 (333-162772) filed October 30, 2009	4.2
4.3**	Form of Senior Debt Security (included in Exhibit 4.1)	Form S-3 (333-162772) filed October 30, 2009	4.3
4.4**	Form of Subordinated Debt Security (included in Exhibit 4.2)	Form S-3 (333-162772) filed October 30, 2009	4.4
5.1	Opinion of Baker Botts L.L.P.
5.2	Opinion of Wade A. Hoefling
12.1**
Statement Regarding Computation of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends for the twelve-month periods ended December 31, 2009, 2008, 2007, 2006 and 2005

		Form 10-K for the fiscal year ended December 31, 2009 filed February 25, 2010	12(a)
12.2**	Statement Regarding Computation of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends for the three- and nine-month periods ended September 30, 2010	Form 10-Q for the quarterly period ended September 30, 2010 filed October 29, 2010	12(a)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
23.4	Consent of Wade A. Hoefling (included in Exhibit 5.2)
24	Power of Attorney (included on pages II-5 and II-6 of this registration statement)
25.1*	Statement of Eligibility on Form T-1 of the Senior Indenture Trustee
25.2*	Statement of Eligibility on Form T-1 of the Subordinated Indenture Trustee
_________________
*           To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b).
**           Incorporated herein by reference as indicated.